Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:59 PM 07/02/2009 FILED 01:59 PM 07/02/2009 SRV 090670773 – 2285904 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Sensus Metering Systems Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY as follows:

1. That the Board of Directors of the Corporation, desiring to amend the Certificate of Incorporation of the Corporation, has adopted the following resolution by unanimous written consent in accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to change the name of the corporation, and as so amended, shall read in its entirety as follows:

“FIRST: The name of the corporation (the ‘Corporation’) is Sensus USA Inc.”

2. The resolution amending the Certificate of Incorporation of the Corporation was duly adopted by written consent of the sole stockholder of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of the adoption of such resolution has been given as provided by Section 222 of the General Corporation Law to every stockholder entitled to such notice.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be signed by Peter Mainz, its President and CEO this 2nd day of July, 2009.

By:
Peter Mainz, Its President and CEO